LONG-TERM CASH AWARD AGREEMENT UNDER THE
GXO LOGISTICS, INC. 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

This Award Agreement (this “Award Agreement”), dated as of [insert date], (the “Grant Date”), between GXO LOGISTICS, INC., a Delaware corporation (the “Company” or “GXO”), and [insert], sets forth the terms and conditions of a cash award (this “Award”) granted to you under the GXO Logistics, Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, up to $[insert] of cash, as set forth in Section 3 of this Award Agreement.

SECTION 1.The Plan. This Award is made pursuant to the Plan and, to the extent applicable, the GXO Logistics, Inc. Global Appendix (“Global Appendix”), all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(f) of the Plan. In the event of any conflict between the terms of the Plan on the one hand and the terms of this Award Agreement or the Global Appendix on the other, the terms of the Plan shall govern. By accepting this Award, you shall have confirmed your acceptance to the terms and conditions of this Award Agreement and the Global Appendix.

SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” means your: (i) gross negligence or willful failure to perform your duties or willful refusal to follow any lawful directive of the officer to whom you report; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company or any Subsidiary; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company or any Subsidiary; (iv) breach of any term of any Employment Agreement or any Confidential Information Protection Agreement to which you may be party or any agreement governing long-term incentive compensation or equity compensation to which you may be party or breach of your fiduciary duties to the Company or any Subsidiary; (v) failure to provide the Company or any Subsidiary with at least 30 days’ advanced written notice of your intention to resign; (vi) any willful act, or failure to act, in bad faith to the detriment of the Company or any Subsidiary; (vii) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any Subsidiary or any of their directors, managers, officers or employees, if the Company or any Subsidiary requests your cooperation; (viii) failure to follow Company’s code of conduct or ethics policy, and (ix) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide you with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Confidential Information Protection Agreement” means any individual Employment Agreement or other agreement between you and the Company or any Subsidiary that has any non-competition, non-solicitation, non-disparagement, non-disclosure, intellectual property assignment or confidentiality provisions.

“Disability” means that you would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the Company or, if different, the Employer (as defined in Section 6 hereof), regardless of whether you are covered by such policy. If the Company or, if different, the Employer does not have a long-term disability policy, for purposes of this Award Agreement, “Disability” means that you are unable to carry out the responsibilities and functions of the position held by you by reason of any medically determined physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days. You shall not be considered to have incurred a Disability unless you furnish proof of such impairment sufficient to satisfy the Company in its sole discretion.

“Employment Agreement” means any individual offer letter or employment agreement between you and the Company or any Subsidiary.

“Prior Vesting Date” means the Vesting Date immediately prior to the date your employment is terminated, or if there is no Vesting Date immediately prior to the date your employment is terminated, “Prior Vesting Date” means the Grant Date.

“Pro Rata Percentage” means the percentage calculated by dividing (i) the number of days between the Prior Vesting Date through the date your employment is terminated by (ii) the number of days from the Prior Vesting Date through the Vesting Date immediately following the date of termination.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Settlement Date” means the next regularly scheduled payroll date following the earliest of (i) the applicable Vesting Date; (ii) the date of your termination of employment resulting in a vesting acceleration event pursuant to Sections 3(b)(i), (iii) or (iv) hereof); or (iii) a Change of Control.

“Vesting Date” means the date on which the service requirements are met as set forth in Section 3(a) of this Award Agreement.

SECTION 3.Vesting and Settlement.

(a) Regularly Scheduled Settlement. Except as otherwise provided in this Award Agreement, the Award shall vest in twelve (12) substantially equal installments (each, a “Vesting Installment”) on the last day of each calendar quarter (each, a “Vesting Date”) over the three-year period commencing on January 1, 2025, with the first Vesting Date occurring on March 31, 2025, subject to your continued employment through each such Vesting Date.

(b) Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan:

(i) if your employment terminates by reason of your death or approved Disability prior to the last Vesting Date, any Vesting Installments that are unvested as of the termination date shall vest in full immediately;

(ii) if your employment is terminated by the Company for Cause prior to the last Vesting Date, any Vesting Installments that are unvested as of the termination date shall be immediately forfeited;

(iii) subject to satisfaction of the Release Requirement in Section 3(e), if your employment is terminated by the Company without Cause and not for any other reason described in this Section 3(b), in each case, prior to the last Vesting Date, (A) you shall vest immediately in each of the unvested Vesting Installments scheduled to vest on each of the Vesting Dates occurring after the date of termination and through the last day of the calendar year of the date of termination, and (B) the remainder of the unvested Vesting Installments shall be forfeited immediately; and

(iv) if you resign for any reason prior to the last Vesting Date, (A) you shall vest in a portion of the Award equal to the amount of the Vesting Installment that is scheduled to vest on the Vesting Date immediately following the date of your termination, multiplied by the Pro Rata Percentage; and (B) the remainder of the unvested Vesting Installments shall be forfeited immediately.

(c) Change of Control. Upon a Change of Control that occurs prior the last Vesting Date, you shall vest immediately in each of the Vesting Installments that is unvested as of the date of the Change of Control.

(d) Settlement of Award. On the Settlement Date, the Company shall deliver to you or your legal representative a lump sum cash payment equal to the portion of the Award that has vested in accordance with the terms of this Award Agreement.

(e) Release Requirement. To the extent permissible under applicable law, the Company may, at the Company’s sole discretion, condition the vesting treatment set forth in Section 3(b)(iii) and Section 3(b)(iv) upon your (or your estate’s) timely execution, delivery and non-revocation of a general release of claims against the Company and each Subsidiary and Affiliate of the Company in a form to be provided by the Company (the “Release”) and your continued compliance with any Confidential Information Protection Agreement (the “Release Requirement”). If you are a taxpayer in the United States, to the extent the Release Requirement is applicable, the Release shall be delivered to you (or your estate’s) within fourteen (14) Business Days following the termination date, and you shall have seven (7) days thereafter (or up to 45 days, if necessary to comply with applicable law) to execute and deliver the Release to the Company (the “Release Period”).

SECTION 4.Forfeiture of Award. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement and your Confidential Information Protection Agreement) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any Subsidiary, as determined by the Company, your rights with respect to the Award shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, to the extent any portion of the Award is vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any portion of the Award; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six (6) months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.

SECTION 5.Non-Transferability of Award. Unless otherwise provided by the Administrator in its discretion, the Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of the Award in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.

SECTION 6.Tax Obligations. The delivery of cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. The Company, or if different, an Affiliate which is or was your employer (the “Employer”) will withhold from any amount(s) paid in respect of your Award an amount necessary to satisfy any and all applicable federal, state, local and foreign tax withholding obligations and employment-related tax requirements (“Tax-Related Items”). In addition, the Company or the Employer may withhold from your compensation any and all applicable Tax-Related Items in the event all or a portion of the Award is treated as taxable prior to or other than on the Vesting Dates or vesting events set forth in Section 3 above. Anything to the contrary in this Section 6 notwithstanding, the Company’s or the Employer’s right to withhold any amounts payable pursuant to this Award to cover Tax-Related Items for any portion of the Award that is considered deferred compensation subject to Section 409A shall be limited to the minimum amount permitted to avoid a prohibited acceleration under Section 409A.

SECTION 7.Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you, including, for the avoidance of any doubt, any payments under this Award Agreement (“CIC Benefits”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 7 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future, provided, however, that the order of the reductions contemplated in the foregoing shall be made in a manner that does not violate Section 409A. For purposes of making the calculations required by this Section 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 7, and the

Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 7. In connection with making determinations under this Section 7, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

SECTION 8.Section 409A; No Deferral of Compensation. Neither the Plan nor this Award Agreement is intended to provide for the deferral of compensation within the meaning of Section 409A and the provisions of this Award Agreement shall be interpreted and construed consistent with this intention. If the Company determines that this Award Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, at the Company’s sole discretion and without your consent, but shall not be obligated to, amend the Award Agreement to cause the terms and conditions of the Award Agreement to comply with Section 409A or be exempt from Section 409A. If it is determined that this Award is subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then any payment that would otherwise be made upon, or on a date that is by reference to, your Separation from Service within the first six (6) months after your Separation from Service will not be made on the originally scheduled date(s) and will instead be made in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service. If it is determined that this Award is subject to Section 409A and the Release Period set forth in Section 3(e) of this Award Agreement crosses calendar years, then the Settlement Date shall occur in the second calendar year. Notwithstanding the foregoing, in no event shall the Company or its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you or any other party on account of non-compliance with Section 409A.

SECTION 9.Nature of the Award. By accepting the Award, you acknowledge, understand and agree that:

(a) Voluntary and Discretionary. The Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(b) Consents. Your rights in respect of the Award are conditioned on the receipt to the full satisfaction of the Company of any required consents that the Company may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Company deems advisable to administer the Plan).

(c) US Company Plan. The Plan and the Award payable hereunder is offered and administered by GXO Logistics, Inc., a US incorporated company, and not by your Employer (if different).

(d) US Plan Documents. All documents related to the Plan, including the Plan rules and this Award Agreement and the links by which you access these documents, are originated and maintained in the US.

(e) Exceptional and Occasional Benefit. The grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of cash awards under the Plan or benefits in lieu such awards, even if such awards have been granted in the past. All decisions with respect to future grants of awards under the Plan or other grants, if any, will be at the sole discretion of the Company.

(f) No Employment or Service Rights. The Award and your participation in the Plan shall not create a right of employment or other service relationship with the Company and shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer. Further, the Award and your participation in the Plan shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your employment or service relationship (if any).

(g) Voluntary Plan Participation. You are voluntarily participating in the Plan.

(h) Award Not Part of Normal Compensation. The Award, and the income from and value of same, are not part of normal or expected compensation for any purpose. In particular, it will not be taken into account (except to the extent otherwise required by local law) in determining any other employment-related rights you may have, including without limitation rights in relation to severance, redundancy or end-of-service payments, bonuses, long- service awards, pension or retirement benefits. Unless otherwise agreed with the Company, the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a Director of an Affiliate of the Company.

(i) No Entitlements. No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). In consideration for, and as a condition of your Award, you waive any and all rights to compensation or damages in consequence of the termination of your employment for any reason whatsoever insofar as those rights arise or may arise from you ceasing to have rights under, or be entitled to receive payment in respect of, the Plan as a result of such termination, or from the loss (actual or potential) or diminution in value of such rights or entitlements.

(j) Currency Risk. Neither the Company nor any member of the GXO group shall be liable for any foreign exchange rate fluctuation between your local currency and, if different, the United States Dollar that may affect the value the Award or of any amounts due to you pursuant to payment of the Award.

SECTION 10.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

SECTION 11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

SECTION 12.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 13.Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive. You acknowledge that you are not automatically entitled to the exercise of any discretion under the Plan in your favor and you do not have any claim or right of action in respect of any decision, omission, or discretion which may operate to your disadvantage.

SECTION 14.Dispute Resolution.

(a) Jurisdiction and Venue. Any claim initiated by you arising out of or relating to this Award Agreement, or the breach thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except the extent that the Company or any Subsidiary seeks injunctive relief pursuant to an Employment Agreement, Confidential Information Protection Agreement, or other individual agreement between you and the Company or any Subsidiary, any claim initiated by the Company arising out of or relating to this Award Agreement, or the breach thereof, shall, at the election of the Company be resolved in accordance with this Section 14. You hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment or award obtained by the Company. You waive, to the fullest extent permitted by applicable law, any objection which you now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 14 and agree that you shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. You agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 14 shall be conclusive and binding upon you and may be enforced in any other jurisdiction.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 14, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 15.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	GXO Logistics, Inc. Two American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 16.Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 17.Consent to Electronic Delivery and Participation. By accepting the Award, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of this Award Agreement, the Plan, account statements, and all other documents, communications, or information related to the Award and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You may request that hard copies of any Plan-related documents be provided, free of charge, by contacting gxoequityadmin@GXO.com.

SECTION 18.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 19.Amendment of this Award Agreement. The Committee or, as applicable, the Company, may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement and that is not necessary or advisable to facilitate compliance with applicable law, to the extent determined in the sole discretion of the Company, shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing provision, that this Award Agreement and the Award shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 20.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by electronic signature or “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.
GXO LOGISTICS, INC.

By:
Name: Corinna Refsgaard
Title: Chief Human Resources Officer

Date: ###GRANT_DATE###

By: ###PARTICIPANT_NAME###

Date: ###ACCEPTANCE_DATE###

GXO Logistics, Inc. (“GXO”) Global Appendix (Cash)

Capitalized terms not otherwise defined in this global appendix document (the “Appendix”) have the meanings given in the rules of the GXO Logistics, Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”) and the Award Agreement, as applicable. You are the “Participant” for the purposes of this document. In the event of any conflict between the terms of the Plan on the one hand and the terms of this Award Agreement or the Appendix on the other, the terms of the Plan shall govern.

This Appendix includes special and/or additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below. Part A including terms and conditions that apply to Participants in all jurisdictions, and Part B includes country-specific terms and conditions. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Award Agreement. If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of the Award, or is considered resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

A. PROVISIONS APPLICABLE TO ALL EMPLOYEES

The Participant acknowledges, accepts and agrees each of the following:

1.Adequate Information:

That the Participant has been given, has read, and understands, all relevant information and materials with respect to the terms and conditions of the Award as set out in the Plan rules. Participants acknowledge that the information and materials provided do not take into account individual objectives, financial situation or needs and that if a Participant does not understand the contents of the Plan documents, or is in any doubt, they should consult an independent authorised financial adviser.

2.No Public Offer:

That the grant of an Award is strictly private and personal to the Participant and rights under the Plan may not be transferred, disposed of or assigned unless expressly confirmed by GXO in writing.

That the Plan is not intended to constitute a public offering in any jurisdiction. The Award has not been reviewed or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in a local jurisdiction. It should not be made public or transmitted to any third party. The Participant should therefore keep all Plan-related documents confidential and the Participant may not reproduce, distribute or otherwise make public any such documents without GXO’s express written consent.

3.Independent Advice Recommended:

That the information provided by GXO, the local employer, or any person or entity acting on their behalf, including its service providers, in respect of the Plan, and any other benefit program offered by GXO, does not take into account the individual circumstances of recipients and does not constitute investment advice. The Plan involves certain risks and Participants are advised to exercise caution in relation to the Award. Participants should consult their own independent legal, financial and tax advisors in all cases.

That neither the Participant’s employer nor any person or entity acting on behalf of the Participant’s employer has provided the Participant with financial advice with respect to the Award and the Participant is not guaranteed a specified level of return on the Award.

That participating in the Plan will most likely have tax consequences and that Awards may be subject to tax and social security in the country where a Participant is employed, resides or is otherwise subject to tax. The Participant agrees to be responsible, and bear any liability, for any personal tax and/or social security charges, or similar charges, that arise in respect of an Award or participation in the Plan. Any member of the GXO group or its service providers may withhold amounts and make arrangements as considered necessary to meet any tax or social security liability.

4.Exchange Control Obligations:

That, under local exchange or currency controls, the Participant will be solely responsible for complying with any notification, approval and/or repatriation obligations which apply with respect to an Award and neither GXO nor the Participant’s employer will be responsible on their behalf. GXO accepts no responsibility for the Participant’s failure to comply, or delay in complying with, such requirements. Participants should seek independent professional advice if Participants are unsure about obligations as a result of participation in the Plan. The Participant may further be subject to local securities law and/or exchange control restrictions on the transfer of the Award. The Participant is responsible for ensuring compliance with any individual obligations that may apply to the Participant in connection with the Plan and GXO recommends that the Participant obtain independent legal advice in this regard.

5.Data Protection Privacy Notice

That, if the Participant is located inside of the EEA, any data protection policy (or policies) of GXO or any Group Member and/or data privacy notice(s) that are applicable to the Participant will apply to the processing of the Participant’s personal data. The GXO Employee Data Protection Privacy Notice can be found on myGXO.GXO.com under Career/Policies.

That, if the Participant is located outside of the EEA, the processing of the Participant’s Data may be governed by local and/or other international laws, as well as the General Data Protection Regulation (GDPR) as mentioned in the GXO Employee Privacy Notice. By participating in one of the GXO’s share plans, the Participant is deemed to consent to the processing of the Participant’s personal data, in accordance with any data protection policy (or policies) of GXO or any Group Member and/or data privacy notice(s) that are applicable to the Participant. The GXO Employee Data Protection Privacy Notice can be found on myGXO.GXO.com under Career/Policies.

6.Insider Trading:

That the terms of any GXO insider trading policy may apply to the acceptance, settlement and transfer of an Award.

7.Mobile employees:

That, if a Participant is a mobile employee, meaning they are based in different jurisdictions during the course of their employment or they may be subject to tax in more than one country, such Participant is strongly encouraged to inform GXO and to speak with a personal tax advisor regarding the tax treatment of this Award.

8.Language:

That the Participant is sufficiently proficient in English to understand the terms and conditions of this Award Agreement. Furthermore, if the Participant has received this Award Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

B. PROVISIONS APPLICABLE TO EMPLOYEES IN PARTICULAR JURISDICTIONS

1.Belgium

1.1.There are no jurisdiction-specific provisions.

2.France

2.1.Language Consent. By accepting the grant of the Award, the Participant confirms having read and understood the documents related to the Award (the Award Agreement and the Plan), which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant l’attribution du droit sur des actions assujetti à l’Attribution, le Participant confirme avoir lu et compris les documents relatifs à l’Attribution (le Contrat et le Plan) qui ont été fournis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

3.Germany

3.1.There are no jurisdiction-specific provisions.

4.Italy

4.1.Plan Document Acknowledgment. By accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan, the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix in their entirety and fully understands and accepts all provisions of the Plan, the Award Agreement, including this Appendix.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Award Agreement: (i) Vesting and Settlement; (ii) Forfeiture of Award; (iii) Non-Transferability of Award; (iv) Tax Obligations; (v) Nature of the Award; (vi) Dispute Resolution; (vii) Governing Law; and (viii) Consent to Electronic Delivery and Participation.

5.Netherlands

5.1.There are no jurisdiction-specific provisions.

6.Poland

6.1.There are no jurisdiction-specific provisions.

7.Spain

7.1.Nature of the Award. The following provision supplements Section 9 (“Nature of the Award”) of the Award Agreement:

7.1.1.In accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant received a copy of the Plan.

7.1.2.The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Awards to individuals who may be employees of the Company throughout the world. The decision is limited and entered into based upon the express assumption and condition that (i) any grant will not bind the Company, other than as expressly set forth in the Award Agreement (i.e., it is not to be considered an acquired right or a more beneficial condition to be repeated in the future), (ii) the Award and any payment in settlement of the Award are not part of any employment contract (whether with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever, and (iii) the Award will cease vesting upon the termination of the Participant’s employment in accordance with Section 3(b) of the Award Agreement.

7.1.3.The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in Section 3 (“Vesting and Settlement”) and Section 4 (“Forfeiture of Award”) of the Award Agreement.

7.1.4.Finally, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Award shall be null and void.

8.United Kingdom

8.1.Tax Obligations. The following provision supplements Section 6 (“Tax Obligations”) of the Award Agreement:

The Participant agrees to indemnify the Company and/or the Employer for all Tax-Related Items that they are required to pay or withhold or have paid or will pay to HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority) on the Participant’s behalf and authorizes the Company and/or the Employer to recover such amounts by any of the means set out in Section 6 of the Award Agreement. The Participant also agrees to be liable for any Tax-Related Items related to the Award and legally applicable to him or her, and hereby covenants to pay any such Tax-Related items as and when requested by the Company, the Employer or by HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an executive officer or director and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee national insurance contributions due on this additional benefit.